                      ASPECT TELECOMMUNICATIONS CORPORATION

                                  EXHIBIT 11.1:

                 Statement re: Computation of Earnings Per Share
                    (in thousands, except per share amounts)



                                           Three Months Ended   Nine Months Ended
                                              September 30,       September 30,
                                           ------------------  ------------------
                                             1997      1996     1997       1996
                                           -------   --------  -------   ---------
Primary:
  Weighted average common shares
    outstanding during the period           49,434    42,883    49,131    42,674

  Common share equivalents:
    Dilutive effect of stock options         2,799     3,705     3,090     3,758
                                           -------   -------   -------   -------

      Total                                 52,233    46,588    52,221    46,432
                                           =======   =======   =======   =======


  Net income                               $ 7,009   $ 9,690   $30,811   $27,189
                                           =======   =======   =======   =======


Primary earnings per share                 $  0.13   $  0.21   $  0.59   $  0.59
                                           =======   =======   =======   =======

                      ASPECT TELECOMMUNICATIONS CORPORATION

                 Statement re: Computation of Earnings Per Share
                    (in thousands, except per share amounts)



                                             Three Months Ended  Nine Months Ended
                                               September 30,       September 30,
                                             ------------------  ------------------
                                               1997      1996      1997      1996
                                             -------   --------  --------  -------

Fully Diluted:
    Weighted average common shares
      outstanding during the period           49,434    42,883    49,131    42,674

    Common share equivalents:
      Dilutive effect of stock options         3,018     4,304     3,120     4,359
      Weighted average shares issuable
         upon assumed conversion of debt           -     5,659         -     5,659
                                             -------   -------   -------   -------

         Total                                52,452    52,846    52,251    52,692
                                             =======   =======   =======   =======


    Net income                               $ 7,009   $ 9,690   $30,811   $27,189
    Interest expense during the period on
      convertible subordinated debentures,
      net of tax                                   -       461         -     1,383
                                             -------   -------   -------   -------
    Net income adjusted for
      fully diluted calculations             $ 7,009   $10,151   $30,811   $28,572
                                             =======   =======   =======   =======


Fully diluted earnings per share             $  0.13   $  0.19   $  0.59   $  0.54
                                             =======   =======   =======   =======